Contact:	Barbara B. Lucas Senior Vice President Public Affairs 410-716-2980 Mark M. Rothleitner Vice President Investor Relations and Treasurer 410-716-3979

FOR IMMEDIATE RELEASE: Thursday, February 9, 2006

Subject:	Black & Decker Announces 36% Increase in Cash Dividend

        Towson, MD – The Black & Decker Corporation (NYSE: BDK) announced that its Board of Directors declared a quarterly cash dividend of $0.38 per share of the Corporation’s outstanding common stock payable March 31, 2006, to stockholders of record at the close of business on March 17, 2006. This represents a 36% increase over the $0.28 quarterly dividend paid by the Corporation in 2005.

        Nolan D. Archibald, Chairman and Chief Executive Officer, commented, “Black & Decker has reported record free cash flow and increased earnings significantly each of the last four years. Stewardship of capital is one of our top priorities, and our strategy has been to use cash wisely to enhance shareholder value through acquisitions, share repurchases and dividends. In 2003, we acquired Baldwin Hardware and Weiser Lock and increased our dividend 75%. In 2004, we made a major acquisition, the Porter-Cable/Delta industrial power tool business. In 2005, we increased our dividend 33% and raised the share repurchase authorization twice. This enabled us to buy back 8% of our shares outstanding, and we entered 2006 with over four million shares authorized for repurchase. Today, we significantly increased the dividend for the third time in three years, reaffirming our commitment to a competitive yield for our shareholders. We are confident in the Corporation’s ability to deliver excellent financial results, and will continue to balance compelling acquisitions, share repurchases and dividends to create shareholder value.”

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        This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker’s operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the “Forward-Looking Statements” sections in Black & Decker’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

        Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.

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